Exhibit 99.13(a)(4)(i)

Change in Independent Registered Public Accounting Firm

Effective October 1, 2018, EKS&H LLLP (“EKS&H”), the Fund’s independent registered public accounting firm, combined with Plante & Moran PLLC (‘‘Plante Moran”). As a result of this transaction, on October 1, 2018, EKS&H resigned as the independent registered public accounting firm for the Fund. The Board of Trustees of the Fund approved the engagement of Plante Moran as the independent registered public accounting firm of the Fund with such appointment to be effective as of October 1, 2018.

EKS&H’s reports on the financial statements of the Fund for the Fund’s two most recent fiscal years ended September 30, 2016 and 2017, and the interim period preceding Plante Moran’s engagement contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Fund’s fiscal years ended September 30, 2016 and 2017, and the interim period preceding Plante Moran’s engagement, there were (a) no disagreements between the Fund and EKS&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, and (b) no reportable events as described in Item 304(a)(l)(v) of Regulation S-K.

During the Fund’s two most recent fiscal years ended September 30, 2016 and 2017, and through the subsequent interim period preceding Plante Moran’s engagement, neither the Fund nor anyone on its behalf has consulted with Plante Moran on either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Fund’s financial statements, and Plante Moran did not provide either a written report or oral advise to the Fund that Plante Moran concluded was an important factor considered by the Fund in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement (as defined in paragraph (a)(l)(iv) of Item 304 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304 of Regulation S-K).

The Fund provided EKS&H with a copy of the above disclosures and requested that EKS&H furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements and, if not, stating the respects in which it does not agree. A copy of that letter is filed as an exhibit to this Form N-CSR.